Exhibit 99.1

Imperial Announces Fiscal 2011 Earnings

Evansville, IN, …. October 11, 2011 (OTCQX Symbol ….IPMN) Imperial Petroleum, Inc. announced today the Company had record pre-tax earnings during its fiscal 2011 year ended July 31, 2011of $6.4 million on total revenues of $109.9 million and sales of 26.4 million gallons of transportation biodiesel. The pre-tax earnings represent $0.226 per share on a fully diluted basis.

“Jeffrey T. Wilson, President of Imperial said. “We’ve had a great year and look forward to an exciting fiscal 2012. We are putting the funds we raised from our recent private placement to work expanding our biodiesel operations at Middletown by at least another 30% and completing the installation of our oil sands unit. Although we experienced some growing pains as a result of our rapid growth and due to the original accounting systems that came with the purchase of e-Biofuels, we have installed new accounting software, added a Vice President of Finance, a controller and an additional logistics specialist to improve the management of day-to-day operations. We completed the settlement of all of the major litigation and vendor issues facing the Company in the fourth quarter and are working diligently to pay off or refinance our bank debt.”

Imperial is an energy company headquartered in Evansville, Indiana. The Company is engaged in three principal areas of energy production: (i) biodiesel and biofuels production, (ii) traditional oil and gas exploration and production and (iii) non-traditional oil production of heavy oil from mineable tar sands.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

CONTACT: Imperial Petroleum, Inc.

Jeffrey T. Wilson, 812-867-1433

email: IR@imperialpetroleuminc.com

website: https://imperialpetroleuminc.com